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                                                                 Exhibit 12.01

                NORTHERN STATES POWER COMPANY AND SUBSIDIARY COMPANIES
                             STATEMENT OF COMPUTATION OF
                          RATIO OF EARNINGS TO FIXED CHARGES



                                           1997           1996          1995           1994            1993
                                       -----------     ----------     ---------     ------------   -----------
                                                                (Thousands of dollars)
Earnings
   Income from continuing
   operations before accounting
   change                               $  237,320     $  274,539     $  275,795     $  243,475    $   211,740
Add
   Taxes based on income (1)
      Federal income taxes                 105,733        153,515        142,492        112,611         99,952
      State income taxes                    23,008         40,635         34,988         35,746         28,076
      Deferred income taxes-net             (5,902)       (30,561)       (11,076)        (6,100)        12,256
      Tax credits - net                    (26,363)       (17,395)       (14,409)       (13,049)        (9,544)
      Foreign income taxes                     236            616            233            219
   Fixed charges                           169,377        141,961        133,328        115,083        113,562
Deduct
   Undistributed equity in earnings of
      unconsolidated investees               5,364         25,976         41,870         23,588          1,142
                                        ----------     ----------     ----------     ----------     ----------

         Earnings                       $  498,045     $  537,334     $  519,481     $  464,397    $   454,900
                                        ----------     ----------     ----------     ----------     ----------
                                        ----------     ----------     ----------     ----------     ----------


Fixed charges
   Interest charges per
      statement of income               $  169,377     $  141,961     $  133,328     $  115,083    $   113,562
                                        ----------     ----------     ----------     ----------     ----------
                                        ----------     ----------     ----------     ----------     ----------


Ratio of earnings to fixed
   charges                                     2.9            3.8            3.9            4.0            4.0
                                        ----------     ----------     ----------     ----------     ----------
                                        ----------     ----------     ----------     ----------     ----------


(1) Includes income taxes included in Other Income (Expense).